SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement   [ ] Confidential, for use of the
                                      Commission Only (as permitted
                                      by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                          CATHERINES STORES CORPORATION
              ----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules
      14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
-----------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
-----------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
-----------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
-----------------------------------------------------------------

     (5) Total fee paid:
-----------------------------------------------------------------

  [ ] Fee paid previously with preliminary materials.
-----------------------------------------------------------------

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
-----------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
-----------------------------------------------------------------

     (3)  Filing Party:
-----------------------------------------------------------------

     (4)  Date Filed:
-----------------------------------------------------------------

                         CATHERINES STORES CORPORATION
                                3742 Lamar Avenue
                            Memphis, Tennessee 38118
                                 (901) 363-3900



                 NOTICE OF MEETING OF STOCKHOLDERS TO BE HELD ON
                                  June 3, 1998


TO THE STOCKHOLDERS OF
CATHERINES STORES CORPORATION

         Notice is hereby given that the Annual Meeting of Stockholders of Catherines Stores Corporation will be held at the executive offices of the Company, 3742 Lamar Avenue, Memphis, Tennessee, on Wednesday, June 3, 1998 at 10:00 A.M. local time, for the following purposes:

         1. To elect two members of the Board of Directors to serve a term of three years;

         2. To authorize an additional 300,000 shares under the 1994 Omnibus Incentive Plan;

         3. To ratify the appointment of independent public accountants for the fiscal year ending January 30, 1999; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The accompanying Proxy Statement contains further information with respect to these matters.

         Stockholders of record at the close of business on April 9, 1998 are entitled to notice of and to vote at the Annual Meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.


                                              By Order of the Board of Directors

                                                     Stanley H. Grossman
                                                     Secretary

April 24, 1998

                          CATHERINES STORES CORPORATION
                                3742 Lamar Avenue
                            Memphis, Tennessee 38118
                                 (901) 363-3900


                                 PROXY STATEMENT

                For Annual Meeting of Stockholders, June 3, 1998


         The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Catherines Stores Corporation (the "Company"), 3742 Lamar Avenue, Memphis, Tennessee 38118, to be voted at the Annual Meeting of Stockholders to be held on June 3, 1998, at 10:00 A.M. local time at the executive offices of the Company, 3742 Lamar Avenue, Memphis, Tennessee, or any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum.

         Each nominee for Director shall be elected by a majority of the votes cast by the holders of Common Stock, all such stockholders being present in person or by proxy and being entitled to vote in the election.

         All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR Proposals 1, 2 and 3. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the notice, but it is intended that, as to any other such business, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.

         Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation, (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date, or (c) appearance by the stockholder at the meeting and his request for the return of his proxy.

         Only stockholders of record at the close of business on April 9, 1998 are entitled to notice of and to vote at the Annual Meeting. As of March 31, 1998, there were 7,231,070 shares of Common Stock outstanding, each of which is entitled to one vote. This Proxy Statement and the attached form of proxy card are first being sent or given to stockholders on or about April 24, 1998.


INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Certain employees, officers and directors of the Company may be granted stock options pursuant to the 1994 Omnibus Incentive Plan, as amended (the "Incentive Plan"). The approval of the amendment to the Incentive Plan is being presented as Proposal 2.


                            OWNERSHIP OF COMMON STOCK
                                  BY DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

         To the best knowledge of the Company based on information filed with the Securities and Exchange Commission as of December 31, 1997 and the Company's stock records, the following table sets forth the beneficial ownership (1) of the Company's Common Stock as of March 30, 1998, by (i) beneficial owners of more than five percent of the Company's Common Stock, (ii) each director, (iii) each nominee for director and (iv) all directors and officers of the Company as a group.


Beneficial Owner                                Shares            Percent
-------------------------------------------------------------------------
Heartland Advisors, Inc.(2)                     912,500           12.6
Royce & Associates (3)                          841,700           11.6
John Weil (4)                                   760,000           10.5
The TCW Group, Inc. (5)                         607,600           8.4
Pioneering Management Corporation (6)           590,000           8.2
Dimensional Fund Advisors Inc. (7)              520,700           7.2
James H. Lindy (8)                              9,875             *
Allen B. Morgan, Jr. (8)                        44,875            *
Wellford L. Sanders, Jr. (8)                    6,875             *
Elliot J. Stone (8)                             8,875             *
Bernard J. Wein (9)                             284,768           3.8
Stanley H. Grossman (9)                         185,000           2.5
David C. Forell (9)(10)                         98,173            1.3
All directors and officers
      as a group (8 persons)(11)                683,691           8.8
-------------------------------
*        Less than one percent of the number of outstanding shares.

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of a security. Except as otherwise indicated, all persons listed above have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares of Common Stock.

(2) The address of this shareholder is 790 North Milwaukee Street, Milwaukee WI 53202

(3) The address of this shareholder is 1414 Avenue of the Americas, New York, NY 10019

(4) The address of this shareholder is 200 North Broadway, St. Louis, MO 63102

(5) The address of this shareholder is 865 South Figueroa Street, Los Angeles, CA 90017

(6)      The address of this shareholder is 60 State Street, Boston, MA
02109

(7) The address of this shareholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 520,700 shares of Catherines Stores Corporation stock as of December 31, 1997, all of which shares are held in portfolios of DFS Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(8) Includes 6,875 shares of Common Stock issuable upon exercise of options granted under the 1992 Nonqualified Stock Option Plan and the 1994 Omnibus Incentive Plan.

(9) Includes 222,350, 168,100 and 84,500 shares of Common Stock issuable upon exercise of Management Performance Units and options granted under the 1990 Performance Units Plan, the 1992 Nonqualified Stock Option Plan and the 1994 Omnibus Incentive Plan for Messrs. Wein, Grossman and Forell, respectively, all of which are currently exercisable. See "Proposal 1-Election of Directors."

(10) Includes 1,000 shares owned by Mr. Forell's children.

(11) Includes 517,700 shares of Common Stock issuable upon exercise of Management Performance Units and options granted under the 1992 Nonqualified Stock Option Plan and the 1994 Omnibus Incentive Plan, all of which are currently exercisable.


                        PROPOSAL 1. ELECTION OF DIRECTORS

         The Board currently consists of seven directors, classified in three classes. The terms of Stanley H. Grossman and Wellford L. Sanders, Jr. expire at this Annual Meeting, and they are standing for re-election. The two directors to be elected at the Annual Meeting will serve until the 2001 Annual Meeting of Stockholders and until their successors are elected. The names of, and certain information furnished to the Company by the nominees with respect to, the nominees for election as directors, are set forth below. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

          For information concerning the number of shares of the Company's Common Stock owned by each director, each nominee for director, and all directors and officers as a group as of April 9, 1998, see "Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners."

                                          Director
Name                              Age      Since    Position with Company
----                              ---     -------   ---------------------

Bernard J. Wein                   57       1987     Chairman of the Board,
                                                    President, Chief Executive
                                                    Officer and Director
Stanley H. Grossman*              65       1992     Executive Vice President,
                                                    Secretary and Director
David C. Forell                   50       1992     Executive Vice President,
                                                    Chief Financial Officer and
                                                    Director
James H. Lindy                    60       1992     Director
Allen B. Morgan, Jr.              55       1992     Director
Wellford L. Sanders, Jr.*         52       1991     Director
Elliot J. Stone                   77       1991     Director
------------------------------
*  Nominee for Director.

         Bernard J. Wein was named Chairman of the Board, President and Chief Executive Officer of the Company in December 1987.

         Stanley H. Grossman has been Executive Vice President and Secretary of the Company since December 1987.

         David C. Forell has been Executive Vice President and Chief Financial Officer of the Company since January 1988.

         James H. Lindy is Principal of Lindy & Associates, an architectural and planning firm in Memphis, Tennessee. Mr. Lindy and his firm have provided extensive retail architectural design services for numerous major corporations. His firm has performed architectural services for the Company for over five years and has accumulated significant knowledge concerning the location, design and operation of the Company's stores.

         Allen B. Morgan, Jr. is the Chairman of the Board and Chief Executive Officer of Morgan Keegan, Inc., the holding company for Morgan Keegan & Company, Inc., its stock brokerage and underwriting subsidiary, positions he has held since 1983. He has also been Chairman of the Board, Chief Executive Officer, employee and director of the subsidiary since 1969.

         Wellford L. Sanders, Jr. is a Managing Director of Wheat First Union, a securities firm. Mr. Sanders was a member of the law firm of McGuire, Woods, Battle & Boothe LLP from 1986 to 1997.

         Elliot J. Stone served as the President and Chief Executive Officer of Jordan Marsh from 1979 to 1986, and as Chairman and Chief

Executive Officer of Jordan Marsh from 1986 until his retirement in 1989. Mr. Stone is a management consultant.

         The Board of Directors of the Company is divided into three classes serving staggered three-year terms. Pursuant to this Proposal 1, you are being asked to vote for the election of Messrs. Grossman and Sanders for three year terms expiring at the Annual Meeting of the Shareholders of the Company in 2001 or upon the later election of their successors. The terms of Messrs. Forell, Morgan and Stone expire in 1999. The terms of Messrs. Lindy and Wein expire in 2000.

         Directors of the Company who are not employees of the Company or of any of its wholly owned subsidiaries are paid an annual retainer of $15,000 plus $2,000 for each Board of Directors meeting attended, whether in person or by teleconference. In addition, the Company's 1994 Omnibus Incentive Plan automatically grants each nonemployee Director options to purchase 2,500 shares of Common Stock annually, at fair market value on the date of grant, exercisable twenty-five percent (25%) per year. No separate compensation is payable for participation in committee meetings, although Directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings, including expenses for travel, food and lodging. The Board of Directors met five times during the fiscal year ended January 31, 1998. During that fiscal year, each director attended all of the meetings of the Company's Board of Directors.


Audit Committee

         The Audit Committee is responsible for recommending the independent public accountants for the Company and reviewing the scope of the audit. It also reviews the report of the Company's independent public accountants. The Audit Committee held two meetings during the fiscal year ended January 31, 1998. Its members for that fiscal year were Messrs. Sanders, Lindy, Morgan and Stone.

Compensation Committee

         The Compensation Committee reviews and approves the salaries of officers and (except for Mr. Lindy as to stock incentive plans) approves the grant of stock options and other rights under the Company's stock option and other executive compensation plans, subject to approval by the Board. The Compensation Committee held one meeting during the fiscal year ended January 31, 1998. Its members for that fiscal year were Messrs. Morgan, Lindy, Sanders and Stone.

         The Board of Directors has no standing nominating committee.

Executive Compensation

         Cash Compensation

         The following table sets forth the cash compensation paid, as well as certain other compensation paid or accrued, to the Company's chief executive officer and to each other executive officer whose aggregate cash compensation exceeded $100,000 during the indicated fiscal years (the "Named Officers").

                         1997 Summary Compensation Table

                                                             Stock         All Other
                  Year   Salary($)       Bonus($)           Options (#)   Compensation($)(1)
                  ----   ---------       --------           -----------   ------------------
Bernard J. Wein
Chairman of the Board and
Chief Executive Officer

                  1997     500,000          150,000           45,000            183,052
                  1996     500,000          -                 50,000            187,123
                  1995     480,000          82,510            50,000            94,782

Stanley H. Grossman
Executive Vice President -
    Merchandising

                  1997     325,000          78,000            18,000            120,417
                  1996     325,000          -                 20,000            125,460
                  1995     315,000          43,318            20,000            116,831

David C. Forell
Executive Vice President -
Chief Financial Officer

                  1997     290,000          69,600            18,000            43,188
                  1996     290,000          -                 20,000            47,702
                  1995     280,000          38,505            20,000            40,856

E. Glenn Irelan
Executive Vice President -
Stores/Marketing/Real Estate

                  1997     190,000          45,600             9,000            95,065
                  1996     190,000          -                 10,000            57,162
                  1995     165,000          22,690             8,000            33,007

B. Allen Weinstein (2)
Senior Vice President -
Merchandising

                  1997     136,886          -                  9,000            33,363
                  1996     240,000          30,000            10,000            32,440
                  1995     120,000          30,000            10,000               500

------------------
     (1) The amounts shown for each individual include amounts contributed by the Company under the Company's Retirement Savings and Profit Sharing Plan, supplemental retirement benefits in the form of executive annuities or life insurance and automobile allowances. For Messrs. Irelan and Weinstein, the amounts include relocation expenses.

(2) Mr. Weinstein joined the Company in July 1995 and left the Company in August 1997.

Employment Agreements
---------------------

         The Company has Executive Employment Agreements with each of Messrs. Wein, Grossman and Forell, (the "Executive Employment Agreements"). Each Executive Employment Agreement prescribes a minimum base salary, has an initial term of three years and is automatically extended for additional one-year periods unless either party gives notice of termination at least one year prior to the then expiration date. During 1997, Mr. Grossman's agreement was amended to expire on January 31, 1999. No notice was given June 1, 1997 to Messrs. Wein and Forell, therefore, their contracts were extended through June 1, 1999. In the event that the Company gives an executive notice of its election to discontinue the Executive Employment Agreement, then the executive is entitled to a lump-sum severance payment equal to 200% of base salary in the case of Mr. Wein and 150% of base salary in the case of Messrs. Grossman and Forell. In the event that the Company terminates the employment of an executive, including if there is a change in control, other than for cause or if the executive terminates his employment as a result of a material breach by the Company of any of its obligations under the Executive Employment Agreement, then the executive shall be entitled to receive a lump sum payment equal to (x) the sum of (a) one-twelfth of his annual base salary in effect immediately before such termination plus (b) one-twelfth of 100% of his target bonus opportunity for the fiscal year in which such termination occurs, multiplied by (y) the greater of
(a) the number of calendar months remaining in the term of the executive's employment under the Executive Employment Agreement or (b) 24 (in the case of Mr. Wein) or 18 (in the case of Messrs. Grossman and Forell). In the event that an executive is entitled to severance payments as described in the preceding two sentences, he is also entitled to the continuation of health and insurance benefits and certain additional retirement benefits pursuant to executive annuity and life insurance agreements for the time period on which the severance payment is based following the termination of employment.

Stock Options
-------------

         The following table sets forth information on stock option grants pursuant to the 1994 Omnibus Incentive Plan during the last fiscal year for each of the Named Officers:

                     Stock Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                                 Realizable
                                                                                Value at Assumed
                                                                                Annual Rates
Number of         % of Total                                                        of
Securities        Options                                                          Stock
Underlying        Granted to                                                    Appreciation
Options           Employees         Exercise or                                   for Option
Granted           in                Base Price             Exp.                   Terms(3)
(#)(1)            Fiscal Year        ($/Share)(2)          Date       5%($)          10%($)
------            -----------        ------------          -----      -----          ------

Bernard J. Wein
45,000            31.3              4.875                  3/19/07    137,964        349,627

Stanley H. Grossman
18,000            12.5              4.875                  3/19/97     55,186        139,851

David C. Forell
18,000            12.5              4.875                  3/19/07     55,186        139,851

E. Glenn Irelan
9,000             6.3               4.875                  3/19/07     27,593        69,925

B. Allen Weinstein
9,000             6.3               4.875                  3/19/07        (4)         (4)



(1) The options are exercisable in cumulative 25% installments commencing one year from date of grant. Vesting may be accelerated in certain events including retirement, disability, death and a change of the Company's ownership.

(2) Options were granted at market value at the date of grant as determined by the Company's last quoted price on NASDAQ. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4) Mr. Weinsteins's options were forfeited when he left the Company.

         The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options held as of January 31, 1998 for each of the Named Officers:

       Aggregate Stock Option Exercises and Fiscal Year End Option Values




                 Number of
                  Shares                     Number of                 Value of Unexercised In-
                 Acquired             Unexercised Options Held          the-Money Options at
                     on        Value       At Fiscal Year End                    Year End ($)(1)
                  Exercise  Realized  Exercisable/Unexercisable          Exercisable/Unexercisable
                  --------  --------  -------------------------          -------------------------

Bernard J. Wein:
                     -             -            179,850/113,750                     269,738/73,125

Stanley H. Grossman:
                     -             -             148,600/48,000                     269,738/29,250

David C. Forell:
                      -             -             65,000/48,000                           --/29,250

E. Glenn Irelan:
                      -             -             6,500/20,500                            --/14,625

B. Allen Weinstein:
                      -             -             --/--                                       --/--


------------------


(1) Represents the difference between the price of the Company's Common Stock at January 31, 1998 less the exercise price of the options.


                        Report of Compensation Committee

         The Compensation Committee of the Board reviews and approves officers' salaries, stock option grants, and other executive and Company employee benefit plans and establishes policies relating to employee compensation. Decisions made by the Compensation Committee concerning executive officers' compensation are reviewed by the full Board. Members of the Compensation Committee are Messrs. Morgan, Lindy, Sanders and Stone (except for Mr. Lindy as to stock incentive plans).

     The objectives of the Company's executive compensation policy are to align the interests of the stockholders and management while motivating and retaining key employees. In order to achieve its overall objective, the Company's executive compensation policies combine annual base compensation, incentive bonuses based on operating performance and long term equity-based incentives. Taken together, the Company believes its programs will attract and retain qualified executives who have a significant stake in the long-term success of the Company. When appropriate, the Committee intends to take the necessary steps to conform its compensation to the compensation deduction cap created by Internal Revenue Code Section 162(m), which disallows a public company's deduction for top executives' compensation in excess of $1 million, in order to preserve full deductibility of executive compensation, consistent with its responsibility to provide motivating and competitive compensation which is performance-based.

         The Compensation Committee attempts to set total compensation at no less than the median level of comparable companies. Base salaries for the Chief Executive Officer and the Company's other senior management are determined annually by the Committee and may be increased based on a) the contribution of the individual to the Company, b) increases in the scope and complexity of the individual's primary responsibilities, c) increases in the cost of living and d) increases in competitive salaries, which factors are subjectively weighted by the Compensation Committee. Based on the Company's 1996 fiscal year results, the Committee concluded that Messrs. Wein, Grossman, Forell, Irelan and Weinstein should not receive salary increases in fiscal 1997.

         The Committee believes that a significant portion of the key executives' total compensation should be performance-based. The Committee has focused on earnings before interest, taxes, depreciation and amortization ("EBITDA") as the performance measurement upon which incentive compensation should be based. The Committee believes growth in this measurement is ultimately the key determinant of shareholder value and allows management to make investment decisions that will provide long-term benefits to the stockholders. Target levels for EBITDA are set each year by the Committee based on the prior year's performance. Incentive compensation earned can be up to 75% of base salary for the Chief Executive Officer and 60% for the other senior executives. In fiscal 1997, EBITDA increased approximately 17% from the prior year which earned bonuses of 30% and 24% of salary for the Chief Executive Officer and the other senior executives, respectively. The Committee reserves the right to make discretionary bonuses in unusual circumstances. No discretionary bonuses were made in 1997. Incentive compensation earned in 1997 is set forth in the 1997 Summary Compensation Table on page 5, under the "Bonus" column.

         Long-term incentives are provided by the grant of stock options and the ability to purchase stock in the Employee Stock Purchase Plan. The purposes of these equity-based incentives are to retain these employees and to align the long-term interests of management and the stockholders. Stock options are granted at market prices. Options vest over a period of time, as determined by the Compensation Committee, which is currently four years. Factors determining stock option grants are similar to the factors determining increases in base pay, and the overall stock option plan provisions were determined by comparison to other specialty retail companies.


         The Company's stock incentive plans permit the grant of options without restrictions on the transferability of the options from optionees to their immediate family members, to trusts for the benefit of family members and to charitable organizations.

         The Company has provided all employees with the opportunity to purchase Common Stock through the Employee Stock Purchase Plan. Employees may contribute 1% to 10% of their gross salary to the Plan. Quarterly, accumulated funds are used to purchase stock from the Company at the lesser of 85% of the closing market price of the Company's Common Stock at the first or last day of the calendar quarters. Messrs. Wein, Grossman and Forell participate in the Plan.

         The Committee believes that the Company's overall compensation policies are appropriate to align the interests of management and the stockholders and to motivate and retain key executives.

        Allen B. Morgan, Jr.                     Wellford L. Sanders, Jr.
        James H. Lindy                           Elliot J. Stone


                               Company Performance

         The following graph compares the cumulative total returns for the Company, the NASDAQ Stock Market (US) Index and an index of six (6) peer companies.

         The peer group includes The Cato Corporation, United Retail Group, Inc., Charming Shoppes, Inc., Deb Shops, Inc., The Dress Barn, Inc. and Stein Mart. This peer group index is subject to occasional changes as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge. Clothestime has been eliminated from the peer group as a result of their bankruptcy and their subsequent delisting from NASDAQ.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      Cumulative Total Return
                                   ----------------------------------
                                   1/93  1/94  1/95  1/96  1/97  1/98


Catherines Stores Corp    CATH     100    76    43    31    27     32

PEER GROUP                PPEERI   100    69    44    28    44     59

NASDAQ STOCK MARKET-US    INAS     100   115   110   155   203    240


                      Comparison of Cumulative Total Return

         The total cumulative return on investment assumes that $100 was invested in the Company, the NASDAQ Stock Market (U.S.) Index and the peer group index on January 31, 1993 and that all dividends were reinvested.

           Compensation Committee Interlocks and Insider Participation

         Lindy & Associates, of which Mr. Lindy is the sole proprietor, in the twelve-month period ended January 31, 1998 was paid approximately $66,000 in architectural fees for services provided to the Company. Management of the Company believes that amounts paid for the services rendered were fair in relation to the cost of similar services available from others.

Certain Transactions

         The Board of Directors of the Company approved a loan of $200,000 to Mr. Forell for margin calls related to indebtedness incurred in connection with the exercise of options to acquire stock of the Company.

The loan is pursuant to a promissory note and is secured by a lien upon the supplemental retirement benefits which Mr. Forell's beneficiaries are entitled to receive upon his demise, by a right of offset against any severance payments to which Mr. Forell might otherwise be entitled upon any termination of his employment with the Company and a lien on stock in the Company owned by him and/or his wife subordinated to the margin indebtedness. The promissory note bears interest at the Company's incremental borrowing rate, and the principal amount and interest is due and payable not later than the earlier of Mr. Forell's termination of employment with the Company for any reason or ten years from the date of such borrowing. As of March 30, 1998, Mr. Forell owed the Company approximately $153,000 in principal and accrued interest on this loan.

         Mr. Wein's wife is the sole proprietor of a company which was paid approximately $21,000 for video production services provided to the Company in the twelve month period ended January 31, 1998. Management of the Company believes that amounts paid for the services rendered were fair in relation to the cost of similar services available from others.

         See "Proposal 1. Election of Directors - Compensation Committee Interlocks and Insider Participation" with regard to architectural fees paid to Lindy & Associates.


Section 16(a) Beneficial Ownership Reporting Compliance

         Based solely on review of the copies of reporting forms furnished to the Company, or written representations that no forms are required, the Company believes that during 1997, all filing requirements of its officers, directors and 10% shareholders for reporting to the Securities and Exchange Commission their ownership and changes in ownership of shares (as required pursuant to Section 16(a) of the Securities and Exchange Act of 1934) were fulfilled.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     THE SLATE OF DIRECTORS AS SET FORTH IN
                                THIS PROPOSAL 1.



         PROPOSAL 2. AUTHORIZATION OF AN ADDITIONAL 300,000 SHARES UNDER THE 1994 OMNIBUS INCENTIVE PLAN AND APPROVAL OF GRANTS THEREUNDER

         The Company has heretofore maintained the 1994 Omnibus Incentive Plan (the "Incentive Plan") pursuant to which stock options have been awarded to key employees (approximately 35 persons, including four current executive officers ) and directors (four persons). Of the 650,000 shares of Common Stock originally authorized under the Incentive Plan, only 69,750 remain available for grant.

         The Company granted options in 1996 for 166,500 shares and in 1997 for 153,750 shares and proposes to grant options in 1998 (subject to stockholder approval of this Proposal 2) for 152,750 shares, representing 2.2%, 2.1% and 2.3% of the Company's outstanding shares.

The Compensation Committee's current expectation is for annual grants of stock options at substantially the same levels. The Compensation Committee also reviewed the percentage derived by dividing the number of shares authorized under the Plan by the Company's total shares outstanding, relative to a similar measure for other retailing companies and determined that the percentage for the Company would be within an acceptable range after the adoption of this Proposal 2.

         On March 18, 1998, the Board of Directors approved an increase of 300,000 in the number of authorized shares available under the Incentive Plan. The Board of Directors, based on the recommendation of the Compensation Committee, thereafter recommends increasing the authorized number of shares under the Incentive Plan from 650,000 to 950,000.


         The table below indicates grants of stock options under the Incentive Plan, all of which options are exercisable at the fair market value of a share of Common Stock on the date of grant.

                     Incentive Plan Benefits Granted To Date

Name                                Position            Value ($)(2)  Shares (#)
--------------------------------------------------------------------------------
Bernard J. Wein                     Chairman of
                                    the Board and
                                    Chief Executive
                                    Officer,
                                    Director               154,375       170,000
Stanley H. Grossman                 Executive Vice
                                    President-
                                    Merchandising,
                                    Director               61,750         78,000
David C. Forell                     Executive Vice
                                    President and
                                    Chief Financial
                                    Officer,
                                    Director               61,750         78,000
E. Glenn Irelan                     Executive Vice
                                    President-
                                    Stores, Real
                                    Estate,
                                    Marketing              29,875         27,000

All Current Executives as a Group (4 persons)              307,750       353,000
Non-Executive Directors as a Group (4 persons)             35,000         40,000
Non-Executive Officer Employees as a Group (27             147,688   187,250 (1)
persons)
------------------
 (1) All employees as a group were granted 540,250 options.
 (2) Represents the difference between the price of the Company's Common
Stock at March 30, 1998 less the exercise price of the options.

         The table below indicates grants of nonqualified stock options under the Incentive Plan which the Compensation Committee proposes to approve on the date of the Annual Meeting of Stockholders if the stockholders approve the increase in number of authorized shares under the Incentive Plan, all of which options would be exercisable over a four-year period at the fair market value of a share of Common Stock on the date of stockholder approval.


                           New Incentive Plan Benefits
                           ---------------------------

Name                                Position                          Shares (#)
Bernard J. Wein                     Chairman of the Board and
                                    Chief   Executive Officer,
                                    Director                          50,000
Stanley H. Grossman                 Executive Vice President-
                                    Merchandising, Director           20,000
David C. Forell                     Executive Vice President
                                    and Chief Financial Officer,
                                    Director                          20,000
E. Glenn Irelan                     Executive Vice President-
                                    Stores, Real Estate,
                                    Marketing                         10,000
All Current Executives as a Group (4 persons)                         100,000
Non-Executive Officer Employees as a Group (31 persons)             52,750(1)(2)
--------------------
 (1) All employees as a group will be granted  152,750  options.
 (2) The dollar value of such options is indeterminate because the exercise price will not be determined unless and until the stockholders ratify the increase in the number of shares available under the Incentive Plan. The market value of the Company's Common Stock as of March 30,1998 was $7.75 per share.
 (3) Non-Executive Directors as a group will receive an automatic grant of 10,000 options on the date of the Annual meeting of Stockholders.

         The following summary of the Incentive Plan is qualified in its entirety by the full text of the Incentive Plan, a copy of which may be obtained by shareholders of the Company upon request directed to the Secretary of the Company at 3742 Lamar Avenue, Memphis, Tennessee 38118.

         The Incentive Plan is administered by the Compensation Committee (other than Mr. Lindy) (the "Committee"). Key employees and directors of the Company who are in positions in which their decisions, actions and counsel can make substantial contributions to the Company's profitability and success are eligible to participate in the Incentive Plan.

     Stock options may be granted under the Incentive Plan at the discretion of the Committee. No cash consideration will be received by the Company for the granting of any option. Stock options may be options which are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options which are not intended to so qualify ("Nonqualified Stock Options"). The Committee has the discretion to fix the exercise price of the options, however, the exercise price for Incentive Stock Options cannot be less than 100% of the fair market value as of the date of grant. The option exercise price may be satisfied in cash or by exchanging shares of Common Stock owned by the optionee, or a combination of cash and shares. The Company may facilitate the cashless exercise of options through customary brokerage arrangements. If the exercise price is paid by tendering shares, the Committee in its discretion may grant the optionee a new stock option for the number of shares used to pay the exercise price. The Committee has broad discretion as to the terms and conditions upon which options granted shall be exercised. Options have a maximum term of ten years from date of grant. Options granted to date have a ten-year term and become exercisable on a cumulative basis in annual installments over a four year period.

         Stock appreciation rights ("SARs" ) are rights to receive cash or shares, or a combination thereof, as the Committee may determine, in an amount equal to the excess of (i) the fair market value of the shares with respect to which the SAR is exercised, over (ii) a specified price which must not be less than 100% of the fair market value of the shares at the time the SAR is granted, or, if the SAR is granted in connection with a previously issued stock option, not less than 100% of the fair market value of shares at the time such option is granted. SARs may be granted in connection with a previously or contemporaneously granted stock option or independently. No cash consideration will be received by the Company for the granting of any SAR. If a SAR is granted in relation to a stock option, (i) the SAR will be exercisable only at such times and by such persons as the related option is exercisable, and (ii) the grantee's right to exercise either the related option or the SAR will be canceled to the extent that the other is exercised. No SAR may be exercised earlier than six months or later than ten years after the date of grant. The Committee may provide in the SAR agreement circumstances under which SARs will be come immediately exercisable and may, notwithstanding the foregoing restriction on time of exercise, accelerate the exercisability of any SAR at any time.

         Awards of restricted shares under the Incentive Plan may be made at the discretion of the Committee and consist of shares of stock granted to a participant and subject to a stock restriction agreement. At the time of an award, a participant has the benefits of ownership in respect of such shares, including the right to vote such shares and receive dividends thereon and other distributions subject to the restrictions set forth in the Incentive Plan and in the stock restriction agreement. The shares are legended and may not be sold, transferred or disposed of until such restrictions have elapsed. Upon the expiration, lapse or removal of restrictions, shares free of restrictive legend will be issued to the grantee. The Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment.

         Performance unit awards entitle grantees to future payments based upon the achievement of pre-established long-term performance objectives. A performance unit agreement will establish with respect to each unit award (i) a performance period of not fewer than two years, (ii) a value for each unit which will not thereafter change, or which may vary thereafter pursuant to criteria specified by the Committee and (iii) maximum and minimum performance targets to be achieved during the applicable performance period. Under each agreement, the grantee will be entitled to full value of a unit award for achievement of maximum targets and a portion of a unit award for performance exceeding minimum targets but less than maximum targets. The Committee has discretion to determine the participants to whom performance unit awards are to be made, the times in which such awards are to be made, the size of such awards and all other conditions and awards, including any restrictions, deferral periods or performance requirements.

         The Committee has the discretion to provide financing to a participant in a principal amount sufficient for the purchase of shares pursuant to an award. The participant, prior to the issuance or transfer of Shares under the Incentive Plan, shall satisfy any tax withholding obligations, in whole or in part, and may elect to have the Company withhold shares for the value equal to the amount of taxes required by law to be withheld.

         If a Change in Control of the Company, as defined in the Incentive Plan, occurs, any SAR outstanding for at least six months and any stock options awarded and not previously exercisable and vested will become fully exercisable and vested and all restrictions applicable to any restricted stock, performance units or other stock-based awards will lapse.

         In the event of any change in the outstanding common stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of shares or the like, the Board of Directors, in its discretion, may adjust proportionately the number of shares which may be issued under the Incentive Plan, the number of shares subject to outstanding awards, and the option exercise price of each outstanding option. The Board of Directors may also make other such changes in outstanding options, SARs, performance units and restricted stock awards as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of grantees, provided that any fractional shares resulting from such adjustments will be eliminated.

         The Board of Directors may terminate, amend, modify or suspend the Incentive Plan at any time, except that the Board of Directors may not, without the authorization of the holders of a majority of the Company's outstanding shares, increase the maximum number of shares which may be issued under the Incentive Plan (other than adjustments pursuant to the Incentive Plan), extend the last date on which awards may be granted under the Incentive Plan, extend the date on which the Incentive Plan expires, change the class of persons eligible to receive awards, or change the minimum option price.


         The Incentive Plan provides that each non-employee director will receive a Nonqualified Stock Option for 2,500 shares after each annual shareholders' meeting, which option becomes exercisable twenty-five percent (25%) per year beginning one year after the date of grant.

Federal Income Tax Consequences

         (1) Options: No income will be realized by an optionee upon the optionee's purchase of shares pursuant to the exercise of an Incentive Stock Option. In order to avail himself of this tax benefit, the optionee must not dispose of the shares before he has held such shares for at least one year after the date of exercise and at least two years after the date of grant. Assuming compliance with this and other applicable tax provisions, an optionee will recognize long-term capital gain or loss when the optionee disposes of the shares, measured by the difference between the option price and the amount realized for the shares at the time of disposition. If the optionee disposes of shares purchased upon the exercise of the option before the expiration of the above-noted periods, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent of the lesser of the amount realized by the optionee in excess of the option price, or the spread between the option price and the fair market value of the shares at the time the option is exercised. Any amount realized in excess of the fair market value of the shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. No deduction will be allowed to the Company for federal income tax purposes at the time of the grant or exercise of an Incentive Stock Option. At the time of a disqualifying disposition by an optionee, the Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income.

         The exercise of a Nonqualified Stock Option will result in the recognition of ordinary income by the optionee for federal income tax purposes in an amount equal to the difference between the option price and the fair market value of the shares acquired upon the exercise of the option. The Company will be entitled to a deduction equal to the amount of income recognized by the optionee. Upon the later sale of any shares acquired upon the exercise of a Nonqualified Stock Option, any amount realized by the optionee in excess of the amount recognized by the optionee as ordinary income will be treated as long- or short-term capital gain to the optionee, depending upon the holding period of the shares.

         (2) SARs: A grantee of a SAR will realize ordinary income upon the exercise of a SAR equaling the amount of cash received or the current fair market value of stock acquired, and the Company will receive a corresponding deduction. Upon subsequent disposition of any shares received, any gain or loss will be a long- or short-term capital gain or loss depending upon the applicable holding period.

         (3) Restricted Stock: The federal income tax consequences of restricted stock awards will depend on the facts and circumstances of each restricted stock award, and in particular, the nature of the restrictions imposed with respect to the stock which is the subject of the award. In general, if the stock is subject to a "substantial risk of forfeiture", i.e., if rights to full enjoyment of the benefit of ownership of the stock are conditioned upon the future performance of substantial services by the grantee, a taxable event occurs only when the risk of forfeiture ceases. At such time, the grantee will realize ordinary income to the extent of the excess of the fair market value of the stock on the date the risk ceases over the grantee's cost for such stock, and the Company will be entitled to a deduction in the same amount. Under certain circumstances, the grantee can accelerate the taxable event with respect to the stock, in which event, the ordinary income amount and the Company's deduction will be measured as of the date the stock is deemed to have been transferred to the grantee. If the restrictions with respect to stock which is the subject of a restricted stock award do not subject the grantee to a "substantial risk of forfeiture" of the stock, then the grantee will realize ordinary income with respect to the stock to the extent of the difference at the time of the transfer of the stock to the grantee between the fair market value of the stock and the grantee's cost therefor, and the Company will be entitled to a deduction in the same amount. Subsequent to the determination and satisfaction of the ordinary income tax consequences, any further gain or loss realized on the subsequent disposition of such stock will be a long- or short-term capital gain depending upon the applicable holding period.


         (4) Performance Unit Awards: A grantee of a performance unit award will realize ordinary income upon receipt equaling the amount of cash or the current market value of the stock received, and the Company will receive a corresponding deduction. Upon subsequent disposition of any shares received, any gain or loss will be a long- or short-term gain or loss depending upon the applicable holding period.

         The foregoing description of tax consequences is based on present federal income tax laws and is subject to change as the law changes. The summary does not cover any State or local tax consequences of participation in the Incentive Plan.

         The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock is required for adoption of Proposal 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE INCENTIVE PLAN AND TO RATIFY ALL GRANTS OF
                        OPTIONS UNDER THIS PLAN TO DATE.


                     PROPOSAL 3. RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP to serve as the independent public accountants for the Company for its current fiscal year ending January 30, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
    THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS
                          FOR THE CURRENT FISCAL YEAR.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 28, 1998 and the proposals must meet certain eligibility requirements of the Securities and Exchange Commission. Proposals may be mailed to Catherines Stores Corporation, the attention of the Secretary, 3742 Lamar Avenue, Memphis, Tennessee 38118.

                    SOLICITATION OF PROXIES AND COST THEREOF

         The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or other written or electronic media. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

         STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS) BY WRITING TO: SECRETARY, CATHERINES STORES CORPORATION, 3742 LAMAR AVENUE, MEMPHIS, TENNESSEE 38118.

         FINANCIAL STATEMENTS MEETING THE REQUIREMENTS OF REGULATION S-X ARE INCORPORATED BY REFERENCE AND CAN BE FOUND IN THE ANNUAL REPORT ACCOMPANYING THIS PROXY STATEMENT AND IN THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K.

                                            By Order of the Board of Directors

                                            Stanley H. Grossman
                                            Secretary

April 24, 1998

CATHERINES STORES CORPORATION
3472 Lamar Avenue
Memphis, Tennessee  38118

This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints David C. Forell and E. Glenn Irelan as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on the reverse side, all the shares of Common Stock of Catherines Stores Corporation held of record by the undersigned on April 9, 1998 at the annual meeting of the shareholders to be held on June 3, 1998 or any adjournment thereof.


                           (continued from other side)

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO ELECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1,2 and 3.


1. ELECTION OF DIRECTORS for the terms set forth in the Proxy Statement.

  FOR all nominees listed below     WITHHOLD ALL AUTHORITY

  (except as marked to              to vote for all
  the contrary below)               nominees listed below

         [ ]                                [ ]

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee's name below).

       Stanley H. Grossman           Wellford L. Sanders, Jr.

2. PROPOSAL TO INCREASE THE NUMBER OF SHARES UNDER THE 1994 OMNIBUS INCENTIVE PLAN AND TO RATIFY THE GRANT OF OPTIONS THEREUNDER.

         FOR               AGAINST          ABSTAIN

         [ ]                [ ]                [ ]

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the corporation.

        FOR                AGAINST          ABSTAIN

        [ ]                 [ ]                [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Please indicate by checkmark if you will attend the meeting in person. [ ]


Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED: _______________, 1997  __________________________________
                                    Signature
PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED
ENVELOPE.                     __________________________________
                              Signature if held jointly




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